UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported):          February 4, 2015

AEGION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-10786	45-3117900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17988 Edison Avenue, Chesterfield, Missouri	63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number,

including area code                                     (636) 530-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)     On February 4, 2015, the Board of Directors (the “Board”) of Aegion Corporation (the “Company”) increased the number of directors constituting the Board from eight to nine and appointed Christopher B. Curtis to serve on the Board. Mr. Curtis was also appointed to serve as a member of the Compensation Committee and the Strategic Planning and Finance Committee.

Mr. Curtis will be compensated on the same basis as all other non-employee directors of the Company, as described under “Director Compensation” in the Company’s Proxy Statement for its 2014 Annual Meeting of Stockholders.

There is no arrangement or understanding between Mr. Curtis and any other person pursuant to which he was selected as a director. Mr. Curtis does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Curtis has entered into the standard Company director indemnification agreement, whereby the Company agrees to indemnify its directors from and against losses and expenses incurred as a result of their board service, subject to the terms and conditions provided in the agreement.

A copy of the press release issued by the Company on February 5, 2015 announcing Mr. Curtis’s appointment to the Board is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

	(d)	The following exhibits are filed as part of this report:

Exhibit Number	Description

99.1	Press Release of Aegion Corporation, dated February 5, 2015, filed herewith.

*     *     *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEGION CORPORATION

By:	/s/ David F. Morris
David F. Morris
Executive Vice President, General Counsel
and Chief Administrative Officer

Date: February 6, 2015

INDEX TO EXHIBITS

These exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

Exhibit Number	Description

99.1	Press Release of Aegion Corporation, dated February 5, 2015, filed herewith.